SCHEDULE 14A INFORMATION
                                 (RULE 14a-101)
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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[_]  Preliminary Proxy Statement             [_]  Confidential, For Use of the
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[X]  Definitive Additional Materials              by Rule 14a-6(e)(2))
[_]  Soliciting Material Under Rule
     14a-11(c) or Rule 14a-12


                                 eUNIVERSE, INC.
--------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                BRAD D. GREENSPAN
--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4)   Proposed maximum aggregate value of transaction:

________________________________________________________________________________
5)   Total fee paid:

________________________________________________________________________________

[_]  Fee paid previously with preliminary materials:

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     0-11(a)(2)  and identify the filing for which the  offsetting  fee was paid previously.  Identify the previous filing by registration statement number,
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     4)   Date Filed:

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


                                BRAD D. GREENSPAN

                    SOLICITATION IN OPPOSITION TO MANAGEMENT
             AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS OF EUNIVERSE





     THE CRITICAL ISSUE IS THE SHIFT IN CONTROL FROM THE COMMON STOCKHOLDERS
                  TO THE PREFERRED STOCKHOLDERS AND MANAGEMENT



 OUR INDEPENDENT NOMINEES ARE COMMITTED TO VIGOROUSLY REPRESENTING THE INTERESTS
              OF COMMON STOCKHOLDERS AND TO ENSURING THE COMPANY IS
                     RUN FOR THE BENEFIT OF ALL STOCKHOLDERS

                         THE CURRENT BOARD OF DIRECTORS:

EIGHT members

o FOUR elected exclusively by Preferred Stockholders: Two by Series B, Two by Series C (One Series B Seat is currently "vacant", but can be filled at any time)

o FOUR elected by the Common stockholders and Preferred stockholders voting as a single class.



         Prior to Brad Greenspan's filing a lawsuit in Delaware Chancery Court challenging the then proposed composition of the Board, among other things, the Board consisted of:

SEVEN members

o FOUR elected exclusively by Preferred Stockholders: Two by Series B, Two by Series C.

o THREE elected by the Common stockholders and Preferred stockholders voting as a single class.

o        Nominating   Committee  controlled  by  Directors  originally  selected exclusively by Preferred stockholders.

                                  OUR NOMINEES

KEN SCHAPIRO               Mr.  Schapiro served as President and Chief Operating
                           Officer of Artisan Entertainment from July 2000 until
                           December  2003,  when it was  acquired  by Lions Gate
                           Entertainment  (AMEX:LGF  - News).  He also served as
                           Chief  Operating  Officer  of Artisan  Pictures  from
                           February 1999 to July 2000.

JOHN S. NEUBAUER           Mr. Neubauer worked as a restructuring consultant for
                           Nutrition For Life from 2002 to 2003. Before that, he
                           served  as  Director  of   Domestic   and   Worldwide
                           Operations  for  Herbalife  International,  Inc. From
                           1998 to 2000, Mr.  Neubauer served as Chief Operating
                           Officer and Acting  Chief  Financial  Officer of Cell
                           Tech, Inc. (OTC:ELFI - News).

VINCENT BITTETI            Mr.  Bitteti has been a Director and Chief  Executive
                           Officer of TDK Mediactive, a publicly traded video game company, since 1994. TDK Mediactive was, until its acquisition in November 2003, a publicly traded subsidiary of TDK Japan.

JAMES D. SOMES             Mr.  Somes is a  founder  and  Managing  Director  of
                           Alexander  Durham  Capital,   a  merchant  bank  that
                           advises   high-growth   technology   and   healthcare
                           companies   on   capital   formation,   mergers   and
                           acquisitions,  and general  corporate finance issues.
                           Mr.  Somes  has  significant   financial   management
                           experience,  including  positions at Morgan  Guaranty
                           Trust Company  (J.P.  Morgan),  Citicorp's  Leveraged
                           Capital  Group,  Citicorp's  Asian  Merchant Bank and
                           Ambient  Capital  Group.  Mr.  Somes  also  served as
                           Chairman of Liquid Audio (OTC: LQUID.PK - News), a publicly traded online music technology company.

NATHAN PECK                Mr.  Peck is a Director  of  Interplay  Entertainment
                           Corp.  (OTC:IPLY.OB - News).  Mr. Peck also served as
                           Interim  Chief  Administrative  Officer of  Interplay
                           from August 2001 to December 31, 2002.  From November
                           1999 to August  2001,  he served  as a  Director  and
                           consultant   to  Virgin   Interactive   Entertainment
                           Limited (now named Avalon  Interactive  Group Ltd), a
                           developer,  publisher and distributor of video games.
                           Mr. Peck also served as a consultant  and Director of
                           Synthean,   Inc.,  a  business  software  development
                           company, and is currently serving as a consultant for Tag-It Pacific, Inc. (AMEX:TAG - News), a trim distribution company serving the apparel industry.

OUR NOMINEES ARE SEASONED BUSINESS EXECUTIVES, WELL POSITIONED TO ADD EXPERTISE TO THE BOARD IN A VARIETY OF AREAS:

o eUniverse is focused on selling physical health products, which includes fulfillment, inventory, and customer service. This is the segment that generated the financial restatement issues. John Neubauer, the former Chief Operating Officer of Herbalife, can provide expertise in this area through his vast direct marketing experience, specifically in the health and lifestyle products sector. Nathan Peck and Vince Bitetti have extensive experience in management and control of inventories derived from the video game sector, as well, in the case of Mr. Peck, from the apparel sector.

o eUniverse is also focused on online games. eUniverse can enhance its online games division by striking licensing and relationship oriented deals with traditional game companies. Both Vincent Bitetti and Nathan Peck have deep domain expertise with interactive entertainment. Mr. Bitetti was recently responsible for major video game releases under licenses to both Dreamworks' Shrek and Disney's Haunted Mansion.

o eUniverse must grow its entertainment online web offerings thru new relationships and innovative ideas. Ken Schapiro, former Chief Operating Officer of Artisan Entertainment, has expertise and relationships with key players in the entertainment and media sectors, including financing sources.

o eUniverse is likely to raise more capital in the future, as well as evaluate various M&A opportunities. James Somes, an experienced, independent director with a background in investment banking will bring a balanced perspective on alternative financing methods to the Board.

Mr. Greenspan considers this slate to consist of independent directors. He defines an independent director as a person with no personal affiliation or business dealings with either eUniverse or Mr. Greenspan and having no current ownership interest in eUniverse.

Under the direction of the independent director slate, it is expected eUniverse will be run by world class management, some of whom may already run key operating divisions of the Company and some of whom will be recruited by the new Board. The independent nominees have the experience and business judgment to evaluate management, to promote and financially reward those managers who are deserving, and to attract and recruit additional management to supplement the existing team.

The nominees are great supporters of the current eUniverse employees. They have indicated their belief in the accomplishments achieved to date by management of the business units and the employees. The independent slate believes that Board of Directors' role is to provide management with the guidance and resources necessary for creating stockholder value for ALL STOCKHOLDERS (including common stockholders).


                              OUR NOMINEES' PROGRAM


As the independent slate directors have already stated, upon election to the Board, the important work of improving stockholder value for ALL STOCKHOLDERS would consist of the following key strategic initiatives:

o        obtaining a re-listing for the stock on NASDAQ or AMEX;
o ensuring that the terms of financing are fair to ALL STOCKHOLDERS, and that any M&A transactions are well informed;
o ensuring that management's incentives are fully aligned with those of ALL STOCKHOLDERS

             WHY THE INCUMBENT NOMINEES DO NOT DESERVE YOUR SUPPORT

o EACH EUNIVERSE NOMINEE IS RESPONSIBLE FOR APPROVAL OF THE HIGHLY DISADVANTAGEOUS SERIES C TRANSACTION.

o NO EUNIVERSE NOMINEE HAS ANY REPORTED PUBLIC BOARD EXPERIENCE OUTSIDE OF EUNIVERSE.

o ACCORDING TO THE BIOGRAPHIES OF THE EUNIVERSE NOMINEES AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, NONE OF THE EUNIVERSE NOMINEES HAS ANY EXPERIENCE OUTSIDE EUNIVERSE SUPERVISING SENIOR MANAGEMENT OF A LARGE OR PUBLIC COMPANY.

o EACH EUNIVERSE NOMINEE KNEW THAT HE WAS SLATED FOR REPLACEMENT OR, IN THE CASE OF BREWER, DEMOTION OR TERMINATION, IF THE MORE FAVORABLE COMMON STOCK FINANCING WAS APPROVED.


BRETT BREWER               Brad  Greenspan,  while  Chairman/CEO,   had  advised
                           Brewer of his intention to seek Board approval for Brewer's removal as President and demotion to a lower level business development role.

                           Mr. Greenspan's principal reason for proposing to demote Mr. Brewer was Mr. Greenspan's perception that Mr. Brewer failed as the officer directly responsible for operations, to supervise both the CFO and COO, each of whom reported to him on a day to day basis. Mr. Greenspan believes that Brewer's inexperience and poor judgment led him to overlook developing operations, accounting and inventory management issues directly underlying the financial restatement and suspension of trading suffered by eUniverse.

                           As more fully described below, Mr. Brewer worked with other members of the Board and incumbent management to supplant the Common Stock Placement with the VantagePoint transaction and to take actions which led to Mr. Greenspan's resignation.

DANIEL MOSHER              Brad  Greenspan,  while  Chairman/CEO,  had indicated
                           that he would not support Mosher's renomination to the Board. Dan Mosher has no experience managing or operating a public company and no public board experience outside of eUniverse.

                           Stockholders should be aware that among the reasons for Mr. Greenspan's determination to not renominate Mr. Mosher were conflicts arising from his middle management role at Verisign, Inc., which introduced the controversial "Sitefinder" redirect service in direct competition with eUniverse and his perceived inexperience. In particular, Mr. Greenspan focused during the second half of 2003 on introducing
                           eUniverse's PerfectNav application to the market through a major deal negotiated by Mr. Greenspan with the distributor of Kazaa. This transaction is expected to be a significant contributor to eUniverse revenue. However, while monitoring Mr. Greenspan's efforts, Mosher did not disclose to Mr. Greenspan or the Board that VeriSign was preparing to implement its redirect service in direct competition with eUniverse. Mosher continues to have access to highly confidential performance information relating to the PerfectNav business while maintaining his job with Verisign.

                           Mr. Greenspan also believes that Mr. Mosher lacks the experience required to meet eUniverse's challenges. The 30 year old's biography indicates that as Director of Strategic Development of Verisign, Inc. he oversees Verisign's acquisitions, investments and strategic alliances. A review of Verisign's own disclosures shows that Robert J. Korzeniewski, Executive Vice President, Corporate Development and Strategy, fulfills the very same functions. Apparently, Mr. Mosher is a staff employee of Mr. Korzeniewski.

                           Mr.   Mosher   voted  to  approve  the   VantagePoint
                           transaction and unwind the more favorable Common Stock Financing.

LAWRENCE MOREAU            Brad  Greenspan,  while  Chairman/CEO,  had indicated
                           that he would not support Moreau's renomination to the Board. Moreau has no experience managing or operating a public company and no public board experience outside of eUniverse.

                           Moreau voted to approve the VantagePoint transaction while not disclosing that he had worked together with Brewer and others to effect the VantagePoint transaction. Mr. Greenspan believes that management attempted to remove Mr. Moreau from stockholder scrutiny by putting him in one of the two seats selected by the Series B Preferred stock, but did not seek prior approval by that stockholder. Following the lawsuit filed by Mr. Greenspan which alleged that the Series B Stockholders never intended to elect Moreau as a Series B director, he was moved from the Series B seat to one elected by the common and preferred stockholders jointly.

                           During his interview process prior to joining the Board, Mr. Moreau represented that he held an active CPA license. Knowing that eUniverse urgently required a new director to serve on the audit committee, Mr. Moreau negotiated a director fee of over $9,000 per month. eUniverse subsequently issued a press release, reviewed by Mr. Moreau, announcing his appointment as a Director and Chairman of the Audit Committee and stating that he was a licensed CPA.

                           Shortly thereafter, following a Los Angeles Business Journal article reporting allegations that Moreau misrepresented his status as an active CPA to a prior employer, Mr. Moreau again indicated to eUniverse that he was an active CPA. However, months later, when asked to approve his biography to be included in eUniverse's Annual Report on Form 10-K for the year ended March 31, 2003, Moreau informed Mr. Greenspan that his CPA status had in fact been suspended as of June 30, 2003.

                           Although Mr. Moreau's biography now maintains that he is Chairman and CEO of Stone Mountain Financial Systems, an El Segundo-based startup that operates a money-transfer system called I Pay Kash, Stone Mountain Financial Systems does not appear to be a substantial operating enterprise, having no employees other than Mr. Moreau.

BRADLEY WARD               Although  admitting in a  deposition  in the Delaware
                           litigation  that  he did  not  fully  understand  the
                           VantagePoint  transaction,  Mr. Ward voted to approve
                           the  VantagePoint   transaction.   A  Director  since
                           October  16,  2003,   Mr.  Ward,  has  no  experience
                           managing or operating a public  company and no public
                           board  experience  outside  of  eUniverse.   Although
                           eUniverse's proxy statement represents Mr. Ward as the CEO of a gaming company, eUniverse does not disclose that Mr. Ward is the only employee of that company.

                             THE VANTAGEPOINT DEAL:

      THE INCUMBENT BOARD AND MANAGEMENT ACQUIESCED IN THE SHIFT OF CONTROL
                          AWAY FROM COMMON STOCKHOLDERS



On October 31, 2003, the incumbent Board, over Brad Greenspan's objection, closed a transaction in which 5,333,333 shares of new Series C Preferred stock were issued to affiliates of VantagePoint Venture Partners at an effective price of $1.38 per share even though capital sufficient to satisfy eUniverse's cash requirements was already in escrow in connection with a placement of common stock at $1.85 per share.

This transaction, along with various actions taken by the Board, shifted control of eUniverse from the common stockholders, who own approximately 80% of the outstanding capital stock, to the preferred stockholders.

The time line detailing the circumstances surrounding the VantagePoint transaction demonstrates the shift in control of the Company from the common stockholders and management's acquiescence, and, in certain cases, direct participation in the scheme:


JULY 2003                  While   trading  of   eUniverse   stock  was  halted,
                           VantagePoint  acquires  an  option  to  purchase  the
                           approximately  17% interest in eUniverse  represented
                           by the Series B  Preferred  Stock at $1.10 per share.
                           VantagePoint  enters  into  a term  sheet,  providing
                           VantagePoint   a  75  day   opportunity   to   invest
                           $8,000,000 in a new Series C Preferred Stock of eUniverse at $1.50 per share (with an effective price of $1.38 per share).

OCTOBER 1, 2003            VantagePoint,  claiming  it was  unable  to  complete
                           diligence   and   documentation,   but  knowing  that
                           eUniverse's   urgent  financing   requirements   were
                           becoming even more acute, requests and receives an extension of the term of the investment term sheet to October 10, 2003. Greenspan advised VantagePoint and the eUniverse Board that eUniverse must urgently seek alternative sources of funding. The eUniverse board approves this strategy.

OCTOBER 10, 2003           VantagePoint  requests an additional  extension while
                           increasing its demands for more favorable deal terms.
                           Greenspan,  with the support of the eUniverse  Board,
                           refuses,   believing   VantagePoint   is   exploiting
                           eUniverse's   known  urgent   liquidity   crisis  and
                           believing that eUniverse would be able to attract alternative financing.

                           Brad Greenspan is also convinced that the existence of the VantagePoint investment right creates a disincentive to other alternative investment sources which would not spend the effort to pursue a deal with eUniverse if VantagePoint held an effectively exclusive right to invest. By this time, trading of the common stock of eUniverse had resumed and market prices were consistently above $2.00 per share, as compared to the VantagePoint proposed effective price of $1.38 per share.

OCTOBER 16, 2003           A Board  meeting is called to consider a Common Stock
                           placement ("Common Stock Financing") arranged by Brad
                           Greenspan    with    several    existing    eUniverse
                           institutional   investors   willing  to  invest  $2.5
                           million  in common  stock at $1.85 per share  without
                           any  of  the  veto  and  board  rights   required  by
                           VantagePoint. These investors inform Mr. Greenspan that they believe the VantagePoint transaction to be too expensive and unfair for stockholders and did not fairly represent the recovering market value of eUniverse.

                           The eUniverse General Counsel responsible for negotiating directly with VantagePoint provides a status report on the VantagePoint financing, reporting that there are hurdles left to close the VantagePoint financing, including third party waivers that are not in eUniverse's power to effect. Therefore, a firm closing date is not set.

                           Both the CFO and Brad Greenspan advise the Board that either the $2.5 million Common Stock Financing or the $8 million preferred stock financing would be sufficient to satisfy near term cash needs. Mr. Greenspan reports that the common stock financing at $1.85 per share will be significantly "OVERSUBSCRIBED." Mr. Greenspan advises the Board that, based on the demand for the Common Stock Financing, additional financing on terms more favorable than those available from VantagePoint could be obtained if necessary.

                           Mr. Greenspan reports that eUniverse had retained two investment banks - Think Equity and Wedbush Morgan -- to assist in sourcing additional capital at market rates.

                           The Minutes of the meeting reflect that the entire Board approved the $2.5 million Common Stock Financing at $1.85 per share, definitively authorized Brad Greenspan to close the Common Stock Financing, and agreed that whichever financing was ready to close first should be consummated. In addition:

                           >> If the $1.85 financing was to close first, eUniverse would invite VantagePoint to join the round.
                           >> Funds from the $1.85 Common Stock Financing would be received into eUniverse's escrow account in the days following the meeting and if eUniverse was on the verge of closing the Common Stock Financing, Brad Greenspan would inform VantagePoint of the imminent closing and ask VantagePoint to participate.

OCTOBER 17-22, 2003        VantagePoint  continues  to insist  upon new  onerous
                           terms,  and seeks to  require  eUniverse's  directors
                           agree to agree to certain terms that outside  counsel
                           to  eUniverse  advise  against.   Board  Members  and
                           management  are  apprised  of the  progress  of money
                           being  wired into  escrow  from in the  Common  Stock
                           Financing  with  the  understanding  that  once  $2.5
                           million was in escrow, the Common Stock Financing would be consummated.

OCTOBER 22-26, 2003        Mr.  Greenspan  informs  VantagePoint of the imminent
                           closing  of  the  $1.85   Common   Stock   Financing.
                           VantagePoint is advised that eUniverse needs to close
                           the   transaction   and   Mr.    Greenspan    invites
                           VantagePoint to participate.  VantagePoint's  counsel
                           asserts it has a "legal right" to invest on the terms
                           set forth in the term sheet and that if  VantagePoint
                           is not permitted to do so,  VantagePoint  will file a
                           lawsuit  against   eUniverse.   eUniverse's   outside
                           counsel  informs  VantagePoint  that any  such  right
                           disappeared  on  October  10, the  expiration  of the
                           VantagePoint  term sheet,  and, that any such lawsuit
                           would  be  frivolous.  VantagePoint  asks  to see the
                           Common   Stock    Financing    documents   and   says
                           VantagePoint will "consider" investing at the $1.85 terms.

                           Consequently, as of this time, Brad Greenspan has made VantagePoint aware that he will not support closing of their investment. Also, prior to this time, Brad Greenspan has made Brewer/Lipp/Moreau aware that he desires that the position occupied by each be upgraded with a more experienced replacement.

                           Executives Chris Lipp, Brett Brewer, and Directors Lawrence Moreau and Jeffrey Edell, begin negotiations with VantagePoint to pursue the Series C investment without Mr. Greenspan's knowledge. Material deal terms that VantagePoint had been unable to obtain from eUniverse are conceded in conversations not disclosed to or
                           authorized  by  the  Board  or  Mr.  Greenspan.   The
                           VantagePoint transaction is not, however, fully documented nor ready to close.

OCTOBER 27, 2003           Without  Board or CEO approval or  disclosure,  Edell
                           and Lipp, over the weekend,  request  VantagePoint to
                           prepare  a  letter  for  delivery  to  the  Board  of
                           Directors on Monday,  October 27th, 2003. The letter,
                           among other things,  (i) threatens that  VantagePoint
                           will take legal action against a multitude of parties
                           if eUniverse does not  consummate a transaction  with
                           VantagePoint,  (ii)  requires that the CEO be removed
                           because   he   had   intentionally    delayed   their
                           transaction  and prevented their diligence from being
                           completed,  and  (iii)  offers  a  revised  series  C
                           Preferred  Stock  transaction  that  VantagePoint  is
                           willing   to   close   in  a  few   days.   None   of
                           Lipp/Brewer/Edell/Moreau disclose to the Board their prior solicitation or knowledge of the letter.

                           Management, including Lipp, is advised by outside counsel that the claims asserted in the ultimatum are frivolous. Mr. Edell takes lead in convincing the Board to accept the VantagePoint ultimatum and remove the CEO because of VantagePoint's allegations that Mr. Greenspan had slowed VantagePoint's deal down and potentially created exposure for the eUniverse Board.

                           The Board, over Brad Greenspan's objection and notwithstanding its October 16th approval of the closing of the Common Stock financing, approves the VantagePoint transaction after less than 30 minutes of Board consideration. The Board rejects Greenspan's motion that the company's investment bankers review the VantagePoint transaction for fairness.

                           Mr. Greenspan informs the Board that all of the investors in the Common Stock Financing believe their transaction to be completed, and by not taking their money, there could very likely be a lawsuit from such investors, particularly because their investment was being cancelled for a lower priced deal. The Board nevertheless determines to allow the Common Stock Financing investors to believe their transaction was closed but to unwind the Common Stock Financing as soon as management is certain that the Series C Preferred placement will close.

OCTOBER 28, 2003           Mr.  Greenspan  acting under his unrevoked  authority
                           pursuant to resolutions  adopted on October 16, 2003,
                           countersigns  the Common Stock  Financing  documents.
                           The Board later  convenes after being informed of Mr.
                           Greenspan's   fulfillment   of   the   October   16th
                           resolution.

                           Led by Edell, the Board voices discontent with Mr. Greenspan's action. Mr. Greenspan indicates that if the Board disagrees with the resolution authorizing the closing of the Common Stock investment adopted at the October 16th board meeting, then the Board should immediately inform the Common Stock investors that their transaction will be cancelled and return their money.

                           Edell, attempting to speak for the Board, but without any resolution supporting his position, instructs Mr. Greenspan not to contact or communicate with the Common Stock Financing investors. Edell indicates that instead, eUniverse will continue to hold the Common Stock Financing investors' money in escrow and wait to determine what happens with the VantagePoint transaction. Only if the VantagePoint financing eventually closes, Mr. Edell explains, will the company advise the investors that Mr. Greenspan had signed closing documents without the Board's authority and force the investors to take back their money. On the other hand, if VantagePoint does not close the `amended' Series C transaction, Mr. Edell explains, eUniverse will release the Common Stock Financing investors' funds from escrow and close the Common Stock Financing transaction.

                           For four days, all of the money deposited by the Common Stock investors is held, without disclosure of the Board's intentions to the Common Stock investors.

                           eUniverse begins attempts to negotiate a settlement with Greenspan offering to substantially increase his compensation in a role of consultant, but requiring his support for the VantagePoint transaction, as well as his commitment not to solicit votes in opposition to management, including the election of directors.

OCTOBER 30, 2003           Rather  than  agree  with  the  settlement  proposal,
                           Greenspan resigns.

OCTOBER 31, 2003           The Board  unwinds the $1.85 per share  Common  Stock
                           Financing  and  allows  the  investors  to  invest in
                           common  stock at $1.50  per  share,  causing  further
                           dilution   to   the   other   common    stockholders.
                           VantagePoint  elects two  directors  to the Board and
                           thereafter  names one to the three member  Nominating
                           Committee.  Upon  being  advised  of  the  settlement
                           reached   with  the  Common  Stock   investors,   Mr.
                           Greenspan argues with the Board that

                           VantagePoint should decrease the size of its investment by the amount of the concession given to the Common Stock investors in the settlement to prevent unnecessary dilution from the additional $2.5 million at $1.50 per share. The Board refuses to even request that VantagePoint provide this concession.

NOVEMBER 2003              The Board adopts an advance  notice by-law  provision
                           applicable to  shareholder  nominations  of Directors
                           effective   for  the  2003  and   subsequent   Annual
                           Meetings. This By-law amendment is not announced until Thanksgiving eve and requires slates to be submitted no later than the day after Thanksgiving, based upon the then scheduled date for the 2003
                           Annual Meeting. Following the Delaware lawsuit filed by Mr. Greenspan, the Board moves back the date of the Annual Meeting permitting additional time for nominations to be submitted.

                           The Board seeks to select incumbent Directors Edell and Moreau for the Series B preferred stockholder seats by having the Series B Preferred stockholder sign a consent to such selection dated "as of" a date six weeks earlier. The result of this consent is that two of the three seats on the nominating committee being held by directors appointed by the preferred stockholders.

                           In the Delaware litigation, tried in the Delaware Chancery Court on January 13, 2003, the Series B Preferred Stockholder acknowledged that up until November 18, 2003, when it signed this consent, it had no intent to appoint any directors, and it was further determined that the backdated consent was, in any event, invalid.

                           The Board reduces the size of the Board to seven members, four to be elected exclusively by the Preferred Stockholders, and three to be elected the Preferred and Common Stockholders voting as a single class.

DECEMBER 12, 2003          eUniverse  files a  preliminary  proxy  statement  in
                           which   it   states,   "[The   Series   B   Preferred
                           Stockholder] has notified the Company that it intends
                           to elect  Lawrence  Moreau and  Jeffrey  Edell to the
                           Board."   eUniverse  does  not  state  (a)  that  the
                           incumbent Directors (who did not include any Series B
                           Directors) and management have placed Jeffrey Edell in the Series B Preferred seat and have then sought to have the Preferred Stockholder provide a consent to implement the strategy, and (b) the Series B
                           Preferred Stockholder had NOT notified the Company that it intended to elect Lawrence Moreau and Jeffrey
                           Edell to the Board.

DECEMBER 19, 2003          eUniverse,  in an amendment to its preliminary  proxy
                           statement, does not disclose its actions with respect to filling the two Series B Preferred Stock seats, and states that "[The Series B Preferred Stockholder] has notified the Company that it intends to elect Jeffrey Edell to the Board and leave one Series B Board seat vacant at this time." This statement was repeated in a December
                           30, 2003 amendment to its preliminary proxy statement despite the Company having possession of a consent purporting to elect two Series B Directors at a meeting to be held on January 21, 2004.

JANUARY 14, 2004           eUniverse   concludes   a  deal  with  the  Series  B
                           Preferred Stockholder, pursuant to which Mr. Edell is re-appointed to a Board seat not subject to election by common stockholders.

   THE VANTAGEPOINT TRANSACTION IS DILUTIVE AND CONTAINS NUMEROUS RESTRICTIVE
           AND NON-CUSTOMARY PROVISIONS DETRIMENTAL TO THE INTERESTS
                           OF THE COMMON STOCKHOLDERS


o THE COMMON STOCK TO BE ISSUED AT $1.85 IN THE PRIVATE PLACEMENT WAS TO HAVE NO SPECIAL RIGHTS OR PREFERENCES.

o THE TOTAL DILUTION CAUSED BY THE VANTAGEPOINT TRANSACTION WAS SUBSTANTIAL BASED ON DISCOUNTS FROM MARKET PRICES AND FROM THE PROPOSED COMMON STOCK FINANCING PRICE GIVEN IN CONNECTION WITH THE VANTAGEPOINT TRANSACTION (AT A NET EFFECTIVE PRICE OF THE SERIES C PREFERRED STOCK OF $1.38), AND THE $1.50 PER SHARE PRICE OF THE SETTLEMENT WITH THE COMMON STOCK FINANCING INVESTORS.

o        THE SERIES C PREFERRED STOCK VANTAGEPOINT RECEIVED HAS:

         o A cumulative 8% annual dividend IN PREFERENCE to the common stock

         o        The exclusive right to elect two Directors,

         o The exclusive right to veto any of the following proposed corporate actions, notwithstanding possible benefits for all other stockholders:

                  >> Any amendments to the Certificate of Incorporation or By-laws of eUniverse,

                  >> Any issuance of any class, series or shares of Preferred Stock or any other class of capital stock ranking either as to payment of dividends, ordinary distributions or distributions of assets upon liquidation (x) prior to the Series C Preferred Stock or (y) on a parity with the Series C Preferred Stock,

                  >> Any merger, sale of the company, reorganization or similar transaction,

                  >> Any issuance of shares of capital stock in excess of 5% (in any one transaction) or 12.5% (in the aggregate) of eUniverse's issued and outstanding shares of capital stock,

                  >> Any transaction that results in or requires eUniverse to pay (whether in cash, stock or a combination thereof) in excess of 5% (in any one transaction) or 12.5% (in the aggregate) of eUniverse's then-current market capitalization,

                  >> Any increase or decrease in the number of authorized shares of capital stock,

                  >> Any increase or decrease in the size of the Board of Directors; provided that in no event shall the total number of members of the Board of Directors exceed nine.

THE VANTAGEPOINT TRANSACTION COULD IMPAIR THE RE-LISTING OF THE COMMON STOCK

o The VantagePoint transaction, in its current form, could prevent or substantially impair the re-listing of the common stock on the NADSDAQ SmallCap market:

         >> VantagePoint's disproportionate representation on the Board appears to violate NASD Rules

         >> NASD Rule 4351 provides that the voting rights of a NASDAQ listed company "cannot be disparately reduced or restricted through any corporate action or issuance."

         >> An Interpretive Release concerning Rule 4351 issued by the NASD provides that an issuer may not create a new class of security that votes at a "higher rate" than an existing class of securities.

         >> The failure to seek and obtain approval of the issuance of 5,333,333 shares of Series C Preferred Stock to VantagePoint and related transactions seems to violate the NASD requirement that issuances of greater than 20% of an issuer's outstanding capital stock be duly approved by its stockholders.

While we can give no assurances that the nominees' efforts will be successful, they are committed to do whatever is necessary and appropriate to re-list the common stock, including seeking, to the extent permissible, to revise the terms of the VantagePoint transaction that may stand in the way of re-listing.